Exhibit 99.1

Kforce Inc.
1001 East Palm Ave.
Tampa, FL 33605
(NASDAQ: KFRC)

AT THE FIRM

Michael Blackman

Chief Corporate Development Officer

(813) 552-2927

KFORCE REPORTS THIRD QUARTER

REVENUE OF $259.5 MILLION AND EPS OF $0.16

•	Total Revenue Increased 13.7% Year Over Year and 5.4% Sequentially
•	Record Revenue Achieved in Total Flex, Tech and Tech Flex

TAMPA, FL., November 1, 2010 (GLOBE NEWSWIRE) — Kforce Inc. (Nasdaq:KFRC), a provider of professional staffing services and solutions, today announced results for its third quarter of 2010. Revenue for the quarter ended September 30, 2010 was $259.5 million compared to $246.1 million for the quarter ended June 30, 2010, an increase of 5.4%, and compared to $228.3 million for the quarter ended September 30, 2009, an increase of 13.7%. For the quarter ended September 30, 2010, Kforce reported net income of $6.4 million, or $0.16 per share, versus $5.1 million, or $0.13 per share, for the quarter ended June 30, 2010, an increase of 25.3% in net income and 23.1% in earnings per share. Excluding the non-cash compensation charge before taxes of $3.6 million, net income for the quarter ended September 30, 2009 was $4.4 million, or $0.11 per share, which represents a year-over-year increase of 46.3% in net income and 45.5% in earnings per share. On a GAAP basis, net income for the quarter ended September 30, 2009 was $2.3 million, or $0.06 per share.

“We are very pleased with our third quarter results, which marked a number of record revenue milestones for the Firm, including all time highs in total firm Flex revenue of $249.0 million, total Tech revenue of $141.9 million and total Tech Flex revenue of $137.3 million. We are also particularly pleased with the 16.5% sequential and 18.1% year-over-year increase in FA Flex as we continue to leverage our National Recruiting Center (NRC) and Strategic Accounts groups to capture revenue opportunities. We continue to perform well in permanent placement with an increase in revenues of 7.0% sequentially and 61.2% over the third quarter of 2009, which we believe reflects our clients rebuilding core staff after significant reductions. We believe our diverse portfolio of service offerings and flexible delivery platform has positioned Kforce for success and, we believe, will allow us to continue to take advantage of the improving climate for professional staffing.” said David L. Dunkel, Chairman and CEO.

William L. Sanders, President, said, “Discussions with clients, as well as our internal key performance indicators (KPI’s), indicate that demand continues to be solid, particularly in Tech and FA. Accordingly, the Firm continued to focus its efforts on the optimization of the National Recruiting Center, Strategic Accounts and field sales team to take advantage of this strengthening demand. We believe that Kforce has a tenured sales force with a strong sales and delivery operating platform that provides exceptional service to our clients. Kforce continues to aggressively pursue business opportunities with the goal of continuing to gain client and market share.” Mr. Sanders noted additional operational results for the third quarter include:

•	Flex revenue of $249.0 million in Q3 ’10 increased 5.4% from $236.3 million in Q2 ’10 and increased 12.3% from $221.7 million in Q3 ’09.

•	Sequential percentage changes in Flex revenue by segment were a 16.5% increase for FA, 5.7% increase for Tech, 0.1% decrease for HLS and a 3.3% decrease for Government Solutions.

•	Search revenue of $10.6 million in Q3 ’10 increased 7.0% from $9.9 million in Q2 ’10 and increased 61.2% from $6.6 million in Q3 ’09.

Joe Liberatore, Chief Financial Officer, said, “The Firm continued to perform well in Q3 ’10, both in terms of revenue and earnings per share. Q3 ’10, Q2 ’10 and Q3 ’09 each contained 64 billing days. We believe our third quarter results reflect our strong culture and a continued focus on execution in all aspects of the business, including improving client relationships, balancing bill/pay rate spreads, solid expense management and optimizing cash flow.”

Financial highlights for the third quarter include:

•	Flex gross profit increased 30 basis points to 29.3% in Q3 ’10 from 29.0% in Q2 ’10 and decreased 40 basis points from 29.7% in Q3 ’09.

•

Selling, general and administrative (“SG&A”) expenses as a percentage of revenue for Q3 ’10 was 26.7% compared to 26.9% for Q2 ’10 and 28.5% for Q3 ’09. Excluding the non-cash compensation expense charge, SG&A as a percentage of revenue for Q3 ’09 was 26.9%, reflecting a year-over-year decrease of 20 basis points as a percentage of revenue.

•	Adjusted EBITDA for Q3 ’10 was $15.7 million, an increase of 14.4% from $13.7 million in Q2 ’10 and an increase of 36.1% from $11.5 million in Q3 ’09.

•

Earnings per share for Q3 ’10 was $0.16, an increase of 23.1% from $0.13 per share in Q2 ’10 and an increase of 45.5% from $0.11 per share in Q3 ’09 excluding the non-cash compensation charge. On a GAAP basis, earnings per share for Q3 ’09 was $0.06 per share.

Mr. Liberatore stated, “Looking forward to the fourth quarter of 2010, we expect revenue may be in the $253 million to $259 million range and earnings per share in the range of $0.14 to $0.16 per share. The third quarter of 2010 had 64 billing days and the fourth quarter of 2010 has 61 billing days.”

On Monday, November 1, 2010, Kforce will host a conference call to discuss these results. The call will begin at 5:00 p.m. Eastern Time. The dial-in number is 877-344-3890. The replay of the call will be available from 7:00 p.m. Eastern Time Monday, November 1 to November 16, 2010 by dialing 800-642-1687, passcode 16895615.

This call is being webcast by Shareholder.com and can be accessed at Kforce’s web site at www.kforce.com (select “Investor Relations”). The webcast replay will be available until November 16, 2010.

About Kforce

Kforce (Nasdaq:KFRC) is a professional staffing and solutions firm providing flexible and permanent staffing solutions in the skill areas of technology, finance & accounting, health and life sciences and government solutions. Backed by approximately 2,000 associates and approximately 9,500 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 64 offices located throughout the United States and two offices in the Philippines. For more information, please visit our Web site at http://www.kforce.com/.

The Kforce Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3749

About Kforce Government Solutions (KGS)

KGS provides innovative technology, financial management, data architecture and continuous process improvement and finance and accounting solutions primarily to federal government clients. KGS, with approximately 600 professionals currently on assignment, has been partnering with our clients since 1970 to successfully solve their challenges. KGS’ in-depth operational knowledge and understanding of Federal Agencies, the Defense Department, Homeland Security and industry best practices, combined with expert and highly-skilled professionals, have resulted in a comprehensive portfolio of technology advanced and innovative consulting solutions designed to guide clients through today’s environment of complex challenges, risk, and cost. For more information, visit http://www.kforcegov.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Technology, Finance and Accounting, Health and Life Sciences and Government Solutions segments, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that we will continue to increase our market share, successfully manage risks to our revenue stream and successfully put into place the people and processes that will create future success. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	Sept. 30, 2010	Jun. 30, 2010	Sept. 30, 2009
Revenue by function:
Technology	$141,930	$134,091	$117,330
Finance & Accounting	50,170	43,434	41,290
Health & Life Sciences	41,229	41,521	40,490
Government Solutions	26,190	27,091	29,163

Total revenue	259,519	246,137	228,273

Revenue by time:
Flexible	248,960	236,270	221,722
Perm	10,559	9,867	6,551

Total revenue	259,519	246,137	228,273

Costs of services	176,054	167,742	155,957

Gross profit	83,465	78,395	72,316
GP %	32.2%	31.9%	31.7%
Flex GP %	29.3%	29.0%	29.7%

Selling, general & administrative expenses	69,321	66,222	65,129
Depreciation & amortization	3,236	3,137	2,829

Income from operations	10,908	9,036	4,358
Other expense, net	387	269	272

Income before income taxes	10,521	8,767	4,086

Income tax expense	4,077	3,623	1,814

Net income	$6,444	$5,144	$2,272

Earnings per share - diluted	$0.16	$0.13	$0.06
Adjusted EBITDA per share	$0.39	$0.34	$0.29
Shares outstanding - diluted	40,384	40,532	39,403

Adjusted EBITDA	$15,710	$13,734	$11,539

Other information:
Capital expenditures	$3,345	$31,340	$1,557
Equity-based compensation expense, net	$1,171	$1,096	$3,126

Selected balance sheet information:
Cash and cash equivalents	$454	$410	$499
Accounts receivable, less allowances	$154,160	$142,912	$128,526
Total assets	$392,949	$386,067	$345,938
Current liabilities	$91,639	$78,711	$84,986
Bank debt	$20,000	$38,000	$12,790
Other long-term liabilities	$33,647	$29,981	$26,844
Total stockholders’ equity	$247,663	$239,375	$221,318

Billing days	64	64	64

Kforce Inc. Key Statistics (Unaudited)
	Q3 2010	Q2 2010	Q3 2009
Total Firm
Flex revenue (000’s)	$248,960	$236,270	$221,722
Revenue per billing day (000’s)	$3,890	$3,692	$3,464
Sequential flex revenue change	5.4%	8.0%	1.1%
Hours (000’s)	4,303	4,014	3,777
Flex GP %	29.3%	29.0%	29.7%

Search revenue (000’s)	$10,559	$9,867	$6,551
Placements	824	751	516
Average fee	$12,819	$13,134	$12,706
Billing days	64	64	64

Technology
Flex revenue (000’s)	$137,326	$129,961	$114,777
Revenue per billing day (000’s)	$2,146	$2,031	$1,793
Sequential flex revenue change	5.7%	11.6%	3.4%
Hours (000’s)	2,186	2,065	1,845
Flex GP %	28.0%	27.5%	27.4%

Search revenue (000’s)	$4,604	$4,130	$2,553
Placements	311	275	167
Average fee	$14,822	$14,990	$15,289
Finance & Accounting
Flex revenue (000’s)	$44,437	$38,152	$37,615
Revenue per billing day (000’s)	$694	$596	$588
Sequential flex revenue change	16.5%	6.8%	1.3%
Hours (000’s)	1,340	1,157	1,132
Flex GP %	30.9%	29.7%	30.8%

Search revenue (000’s)	$5,733	$5,282	$3,675
Placements	497	453	333
Average fee	$11,533	$11,665	$11,046

Health & Life Sciences
Flex revenue (000’s)	$41,007	$41,066	$40,167
Revenue per billing day (000’s)	$641	$642	$628
Sequential flex revenue change	-0.1%	2.6%	-3.2%
Hours (000’s)	493	491	481
Flex GP %	28.8%	30.6%	30.1%

Search revenue (000’s)	$222	$455	$323
Placements	16	23	16
Average fee	$13,876	$19,858	$20,290

Government Solutions
Flex revenue (000’s)	$26,190	$27,091	$29,163
Revenue per billing day (000’s)	$409	$423	$455
Sequential flex revenue change	-3.3%	2.1%	-1.7%
Hours (000’s)	284	301	319
Flex GP %	34.3%	32.6%	36.4%

Kforce Inc.

Key Statistics - Health & Life Sciences

(Unaudited)

	Q3 2010	Q2 2010	Q3 2009
Clinical Research
Flex revenue (000’s)	$26,331	$27,488	$26,549
Revenue per billing day (000’s)	$412	$430	$415
Sequential flex revenue change	-4.2%	1.9%	-3.8%
Hours (000’s)	282	295	292
Flex GP %	26.6%	29.0%	27.7%

Search revenue (000’s)	$92	$203	$139
Placements	5	9	5
Average fee	$18,333	$22,517	$27,866

Health Information Management
Flex revenue (000’s)	$14,676	$13,578	$13,618
Revenue per billing day (000’s)	$229	$212	$213
Sequential flex revenue change	8.1%	3.9%	-2.2%
Hours (000’s)	211	196	189
Flex GP %	32.8%	33.9%	34.7%

Search revenue (000’s)	$130	$252	$184
Placements	11	14	11
Average fee	$11,850	$18,137	$16,830

Kforce Inc.

Selected Financial Information and Reconciliations

(In Thousands, Except Per Share Amounts)

(Unaudited)

Adjusted EBITDA

	Three Months Ended
	Sept. 30, 2010		Jun. 30, 2010		Sept. 30, 2009
	$	Per share	$	Per share	$	Per share
Net income	$6,444	$0.16	$5,144	$0.13	$2,272	$0.06
Depreciation & amortization	3,236	0.08	3,137	0.08	2,829	0.07
Acceleration of PARS	—	—	—	—	3,624	0.09
Amortization of stock options & SARS	—	—	—	—	15	0.00
Amortization of restricted stock & PARS	1,631	0.04	1,511	0.03	700	0.02
Interest expense and other	322	0.01	319	0.01	285	0.01
Income tax expense	4,077	0.10	3,623	0.09	1,814	0.04

Adjusted EBITDA	$15,710	$0.39	$13,734	$0.34	$11,539	$0.29

Weighted average shares outstanding - diluted	40,384		40,532		39,403

Adjusted EBITDA, a non-GAAP financial measure, is defined as net income before discontinued operations, non-cash impairment charges, interest, income taxes, depreciation and amortization and amortization of stock-based compensation expense. Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from adjusted EBITDA are significant components in understanding and assessing financial performance.

Net Income before Equity-Based Compensation Expense

	Three Months Ended
	Sept. 30, 2010		Jun. 30, 2010		Sept. 30, 2009
	$	Per share	$	Per share	$	Per share
Net income	$6,444	$0.16	$5,144	$0.13	$2,272	$0.06
Equity-based compensation expense, net:
Alternative LTI valuation expense	281	0.01	280	0.01	978	0.02
Acceleration of PARS	—	—	—	—	3,624	0.09
Amortization of stock options & SARS	—	—	—	—	15	0.00
Amortization of restricted stock & PARS	1,631	0.04	1,511	0.03	700	0.02
Income tax benefit	(741)	(0.02)	(695)	(0.02)	(2,191)	(0.05)

Equity-based compensation expense, net	1,171	0.03	1,096	0.02	3,126	0.08

Net income before equity-based compensation expense	$7,615	$0.19	$6,240	$0.15	$5,398	$0.14

Weighted average shares outstanding-diluted	40,384		40,532		39,403

“Net Income before Equity-Based Compensation Expense”, a non-GAAP financial measure, is defined as net income before compensation expense incurred in conjunction with share-based payment awards and alternative long-term incentive awards. Kforce measures the cost of employee services received in exchange for an equity based award based on the grant-date fair value of the award (with limited exceptions). That cost is recognized over the period in which the employee is required to provide service in exchange for the award, which is usually the vesting period.

Adjusted EBITDA and Net Income before Equity-Based Compensation Expense are key measures used by management to evaluate its operations and to provide useful information to investors. These measures should not be considered in isolation or as an alternative to net income, cash flows data or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. These measurements are not determined in accordance with generally accepted accounting principles and are thus susceptible to varying calculations. The measures as presented may not be comparable to similarly titled measures of other companies.